Exhibit 10.18

PRECISION BIOSCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Precision BioSciences, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “Effective Date”).

CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$40,000
Chair of Audit Committee	$15,000
Chair of Compensation Committee	$12,250
Chair of Nominating and Corporate Governance Committee	$8,250
Member of Audit Committee (non-Chair)	$7,500
Member of Compensation Committee (non-Chair)	$6,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$4,500

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Each Non-Employee Director shall be granted options to purchase the Company’s common stock (each, an “Option”) having an aggregate Grant Date Fair Value (as defined below) as set forth in the following table, with any partial shares that result being rounded down to the nearest whole share. Each Option shall be granted under and subject to the terms and provisions of the Company’s 2019 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board. “Grant Date Fair Value” shall mean, with respect to an Option, the per share fair value of the Option determined as of the Option’s date of grant using the Black-Scholes option pricing model that the Company most recently used in preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission (“Financial Statements”) and using as inputs into such model (i) the Fair Market Value of a share of the Company’s common stock on the Option’s date of grant and (ii) such other assumptions as were reported by the Company in the Financial Statements for the most recent period covered by the Financial Statements (and if any such assumptions were reported as a range of values, using the arithmetic mean of the reported values).

Option	Grant Date Fair Value
Initial Option	$350,000
Subsequent Option	$175,000

A. Initial Options. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive the Initial Option on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one Initial Option.

B. Subsequent Options. A Non-Employee Director who (i) served as a Non-Employee Director on the Effective Date or has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent Option on the date of such annual meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, Subsequent Options.

D. Terms of Options Granted to Non-Employee Directors.

1. Exercise Price. The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the Option is granted.

2. Vesting.

a. Initial Options. Each Initial Option shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b. Subsequent Options. Each Subsequent Option shall vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c. Forfeiture of Options. Unless the Board otherwise determines, any portion of an Initial Option or Subsequent Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All of a Non-Employee Director’s Initial Options and Subsequent Options shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3. Term. The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.

Notwithstanding anything in this Program to the contrary, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Options granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $750,000 (the “NED Limit”). The NED Limit shall be applied to reduce compensation in the following order: (A) reduction in any Initial Option granted during such year; (B) reduction in any Subsequent Option granted during such year; (C) reduction on a pro-rata basis of any cash or other compensation, payments or benefits that are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (D) reduction of any cash or other compensation, payments or benefits otherwise payable to the Non-Employee Director on a pro-rata basis or such other manner that complies with Section 409A. The Board may make exceptions to the NED Limit in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

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